Exhibit 15.1

The Board of Directors and Stockholders

AutoZone, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-3 filed April 15, 2015) of AutoZone, Inc. for the registration of debt securities of our reports dated December 18, 2014 and March 24, 2015 relating to the unaudited condensed consolidated interim financial statements of AutoZone, Inc. that are included in its Forms 10-Q for the quarters ended November 22, 2014 and February 14, 2015.

/s/ Ernst & Young LLP

Memphis, Tennessee

April 15, 2015